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                        [CONNING LOGO]



Investor Contact: Fred M. Schpero
                  or Paul Kopsky, Jr.
                  (314) 444-0715

Media Contact:    David Garino
                  (314) 982-1700

Internet:  http://www.conning.com


    CONNING CORPORATION REPORTS ON METLIFE'S OFFER TO ACQUIRE THE
    -------------------------------------------------------------
           OUTSTANDING MINORITY SHARES OF COMMON STOCK
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     ST. LOUIS, JANUARY 18, 2000 -- Conning Corporation (NASDAQ:CNNG)
reported today that Metropolitan Life Insurance Company (MetLife) has proposed to acquire all of the outstanding shares of common stock not already controlled by MetLife for $10.50 per share in cash.

MetLife recently acquired a beneficial interest of approximately 61% in Conning as a result of its January 6, 2000 acquisition of GenAmerica Corporation, Conning's indirect majority owner. Conning has received MetLife's proposal and the Conning Board of Directors will be evaluating the proposed transaction.

Conning provides asset management services primarily to insurance companies and institutional investors with discretionary assets under management, manages private equity funds investing in insurance and insurance-related companies, and conducts in-depth research on the insurance industry.

This press release shall not be deemed to constitute a solicitation or recommendation with respect to the MetLife proposal and no such solicitation or recommendation will be made except in compliance with applicable securities laws. The preceding discussions of expected future results may constitute forward-looking statements. Actual results could differ from expected results due to various factors discussed in company filings with the Securities and Exchange Commission.

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